Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

EHAVE, Inc.

Aventura, Florida

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of EHAVE, Inc. of our report dated June 12, 2020 relating to the consolidated financial statements of EHAVE, Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

September 21, 2020